Exhibit 99.1

CONTACT:	News Media	FOR IMMEDIATE DISTRIBUTION
	Paul de la Plante	11/05/2008
(514) 843-2332
Investor Relations
	Dave Dunnewald	Leah Ramsey
	(303) 279-6565	(303) 277-7205

MOLSON COORS REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS

DENVER, Colo., and MONTREAL, Quebec – Molson Coors Brewing Company (NYSE: TAP; TSX) today reported higher pro forma global volume and net income for the third quarter ending September 28, 2008.

Third Quarter Highlights

Key operating and financial highlights for the Company’s fiscal third quarter ended September 28, 2008, compared to the fiscal third quarter ended September 30, 2007, include the following:

•	Molson Coors net income increased 28.6 percent to $173.2 million for the third quarter.
•
Underlying after-tax income was $175.8 million, or $0.95 per diluted share, in the third quarter 2008, compared to $173.2 million, or $0.95 per diluted share, last year.  The Company calculates non-GAAP underlying income by excluding special and other one-time items from the nearest U.S. GAAP earnings measure.

•	Molson Coors’ leading brands performed strongly in each of the Company’s major markets:
o	High-single-digit growth of Canadian strategic brands
o	Growth of seven of the 12 largest MillerCoors brands
o	Strong market share increase for Carling in a difficult U.K. beer market
•
Sales-to-retail grew 3.7 percent in Canada on a comparable basis, and declined 3.1 percent in the United Kingdom against market performance of up approximately 3 percent and down approximately 7 percent, respectively.

•	The Company’s Canada business is performing well, however, competitive price discounting in Quebec, along with continued steep commodity inflation, held back Canada profit performance in the quarter.
•
The Company’s U.K. business has grown market share and net sales per barrel on the strength of its brands, despite an array of U.K. industry challenges.  This team also successfully implemented an interim price increase at the end of September.

•
In its first quarter of combined operations, MillerCoors grew trading-day-adjusted sales to retail 0.7 percent in the U.S., increased revenue per barrel 3 percent, and grew underlying earnings at a strong double-digit rate.

•
MillerCoors integration is progressing well with more than 28% growth in underlying earnings versus the pro-forma result a year ago.  MillerCoors now expects to accelerate its three-year synergy savings targets by six months versus the original commitment when the joint venture was announced more than a year ago.

•
Molson Coors acquired an economic exposure to Foster’s via a cash-settled total return swap arranged in Australia by Deutsche Bank.  This swap gives Molson Coors exposure to nearly five percent of Foster’s Group’s (ASX: FGL) outstanding common stock.

Molson Coors Brewing Company

To calculate underlying income in the third quarter of 2008, the Company excluded net special charges and other one-time items totaling $3.6 million of pretax income.  For further details, please see the section “Special and Other One-Time Items” below, along with tables for reconciliations to the nearest U.S. GAAP measures.  All $ amounts are in U.S. Dollars.

Peter Swinburn, Molson Coors president and chief executive officer, said, “We are pleased to have achieved higher total Company volume and income in the third quarter, despite challenging competitive and economic conditions in all our markets.  We gained market share in both Canada and the U.K. during the quarter, and we initiated the integration of two U.S. beer businesses into MillerCoors, a strong and competitive brewer with the talent, brands and scale to win in the U.S.  In these challenging economic times, Molson Coors has a solid foundation of strong brands, moderate debt levels, cash generating capability, and cost reduction programs to generate resources to grow our business and the bottom line.”

Molson Coors achieved approximately $19 million in cost reductions during the quarter as part of its three-year, $250 million Resources for Growth (RFG) program.  The Company is on target to achieve its 2008 goal of $77 million of additional RFG cost savings.

MillerCoors is aggressively working to deliver against its stated goal of achieving $500 million of cost synergies in the first three years of combined operations commencing July 1, 2008.  The company plans to deliver its initial commitment of $50 million of cost synergies in the first year of combined operations ending June 30, 2009.  These savings will be divided approximately evenly between the second half of 2008 and the first half of 2009.  In addition, MillerCoors is on track to deliver $350 million of savings in year two, with approximately $175 million of this delivered in the second half of 2009.  The remaining $100 million of savings will be delivered in year three, ending June 30, 2011.

Foreign exchange rate movements decreased Molson Coors pretax income by approximately $3 million in the quarter, due to a seven percent year-over-year depreciation of the British Pound versus the U.S. Dollar.

The Company’s effective tax rate during the third quarter 2008 for income from continuing operations was 25 percent on a reported basis, and 21 percent on an underlying basis, compared to negative 4 percent and positive 17 percent, respectively, during the third quarter a year ago.  The Company estimates that its full-year 2008 effective tax rate will be in the range of 20 percent to 24 percent on an underlying basis.

The Company’s total worldwide beer volume was 12.025 million barrels in the quarter, up 0.2% versus the prior year on a pro forma basis.  Third quarter volume increased 7.4 percent when compared to reported volume a year ago, as shown in Table 1 below.

Molson Coors Brewing Company

Table 1:  Worldwide Beer Volume
	Thirteen Weeks Ended			Thirteen Weeks Ended
	September 28, 2008	September 30, 2007	% Change	September 28, 2008	September 30, 2007	% Change
	Actual	Pro forma (1)		Actual	Actual
Volume in U.S. barrels (000):
Financial volume	4,669	4,709	(0.8%)	4,669	11,141	(58.1%)
Royalty volume	67	59	13.6%	67	59	13.6%
Owned volume	4,736	4,768	(0.7%)	4,736	11,200	(57.7%)
Proportionate share of equity investment sales-to-retail (2)	7,289	7,238	0.7%	7,289	-	100.0%
Total worldwide beer volume	12,025	12,006	0.2%	12,025	11,200	7.4%

(1) Reflects the reduction of the U.S. segment volume reported for the 13 weeks ended September 30, 2007.
(2) Reflects the addition of Molson Coors Brewing Company’s proportionate share of MillerCoors and Molson Modelo sales-to-retail for the periods presented, adjusted for comparable trading days.

Business Segments

Following are the Company’s 2008 third quarter results by business segment:

Canada Business

The Canada business earned underlying pretax income of $151.0 million in the third quarter, an 8.1 percent decrease from the same period last year.  This profit decline was driven by higher cost inflation and price discounting this year, cycling the final House of Blues Canada equity earnings and Foster’s U.S. contract earnings in the prior year, and lower income from the Modelo brands1 resulting from the new joint venture this year.

On a comparable basis2, Canada sales-to-retail increased 3.7 percent versus last year.  The increase was driven by high-single-digit growth of Molson’s strategic brands, led by double-digit growth by Coors Light, Carling and Rickard’s, and continued strong growth for Creemore and our partner import brands.  Canadian beer industry sales grew approximately 3.1 percent during the quarter, resulting in a market-share gain for the Company’s Canada portfolio.

On a comparable basis, Canada sales volume increased 2.6 percent during the third quarter to 2.1 million barrels.  Comparable net sales per barrel increased slightly in local currency, driven by improved sales mix of our products, offset by negative net pricing.  Cost of goods sold per barrel increased approximately seven percent on a comparable basis, due to higher commodity, packaging material, fuel and transportation costs, along with sales mix shift toward higher-cost partner import brands.  Approximately one-third of the cost inflation in the quarter was offset by Resources for Growth savings.  Comparable marketing, general and administrative expenses decreased approximately one percent in local currency during the quarter due primarily to lower amortization and administrative expense, offset in part by increased promotional trade spending.

Molson Coors Brewing Company

1
Except where otherwise indicated, comparable Canada results exclude the effect of establishing the Modelo Molson joint venture in 2008, as well as the reporting effects of discontinuing the Company’s Foster’s U.S. contract in 2007.

2
Results for the Modelo Molson joint venture, which sells the Modelo brands across Canada, are recorded under the equity method of accounting.  Beginning in 2008, Modelo brand results are no longer reported on a line-item basis in the Company’s Canada results, affecting the comparability of results with 2007.  Beginning in 2008, Modelo Molson sales volumes are excluded from financial volume.  In addition, Molson Coors now includes its 50% ownership share of Modelo Molson sales-to-retail in its consolidated worldwide beer volume for both the current year and prior year.  Comparable results exclude the year-over-year impact for beer sales to MillerCoors.  With the completion of the MillerCoors joint venture, the financial impact of our brand exports to the U.S. will no longer be treated as inter-company sales and eliminated upon consolidation of total Molson Coors results.  Sales volume for these U.S. exports will be excluded from Canada results and will now be reported by MillerCoors.

United States Business (MillerCoors)†

Molson Coors underlying U.S. segment pretax income increased 13.7 percent to $92.1 million in the third quarter, driven by strong underlying income growth by MillerCoors versus a year ago.  U.S. segment results include the Company’s 42% share of MillerCoors net income and various adjustments for the equity income calculation under U.S. GAAP, as shown in Table 2 below.

MillerCoors Operating and Financial Highlights (U.S. GAAP)

MillerCoors underlying net income, excluding special items, increased to $190.8 million in the third quarter, up 28.2 percent from the prior year adjusted pro forma result, driven primarily by strong pricing and reductions in marketing and overhead expenses, which more than offset increases in cost of goods sold and the reduction in shipment volume.

During the period, MillerCoors U.S. sales-to-retailers (STRs) rose by 0.7 percent after adjusting for the extra trading day in the period (+2.3% unadjusted), due to continued momentum from seven of its 12 largest brands, including strong single-digit growth by Coors Light, double digit growth by Keystone Light, Blue Moon and Coors Banquet,  strong performance by import brands, MGD 64 and Miller High Life, offset in part by declines in Miller Chill, Killian’s Irish Red and Miller Genuine Draft.  MillerCoors shipments-to-wholesalers (STWs) declined 0.5 percent, due to reductions in distributor inventory levels in the third quarter.

MillerCoors total net sales increased by 2.1 percent to $1.95 billion versus the prior period pro forma results.  Excluding contract brewing, U.S. net sales were up 2.3 percent to $1.82 billion.  Third-party contract brewing volumes decreased 3.3 percent.

Pricing remained strong as total company net sales per barrel increased 3.0 percent.  Excluding contract brewing, net sales per barrel grew at 2.9 percent versus the prior year pro forma results, driven by strong pricing. Net sales mix was virtually unchanged, due to strong growth by the company’s premium light, craft and import brands, largely offset by cycling significant Miller Chill ramp-up volumes in the prior year.

Molson Coors Brewing Company

Cost of goods sold per barrel increased by 5.6 percent, as reductions related to savings initiatives by Miller Brewing Company and Coors Brewing Company were more than offset by increased commodity and fuel costs.

Marketing, general and administrative expense decreased 9.1 percent, reflecting favorability due to the non-recurrence of prior year Miller Chill launch costs, which were partially offset by MGD 64 launch costs this year, as well as a reduction in share-based compensation expenses.

Table 2:  Reconciliation of MillerCoors Net Income to MCBC’s Equity Income in MillerCoors and Reconciliation to U.S. Segment Underlying Pretax Income:

Thirteen Weeks Ended
(In Millions of US $)	September 28, 2008

MillerCoors Net Income	$168.2
Multiply: MCBC economic interest % in MillerCoors $Add: Accounting policy elections (1)	42%
MCBC proportionate $ share of MillerCoors net income	$70.6

Add: Accounting policy elections (1)	31.8
Add: Amortization of the difference between MCBC contributed cost basis and the underlying equity in net assets of MillerCoors (2)	6.0
Minus: Share-based compensation adjustment (3)	(1.9)
Equity Income in MillerCoors (reported)	$106.5

Add: U.S. Segment Pretax Income for June 30, 2008	4.0
U.S. Segment Pretax Income from Continuing Operations	$110.5

Add: Proportionate share of MillerCoors special items (4)	9.5
Add: MillerCoors variable share-based compensation (5)	3.9
Minus: Accounting policy elections (1)	(31.8)
Non-GAAP: U.S. Segment Underlying Pretax Income	$92.1

(1) MillerCoors made its initial accounting policy elections upon formation, impacting certain asset and liability balances.
These adjustments reflect the impact to our investment in MillerCoors, which is based upon our contributed assets and liabilities. The gain from these accounting policy elections is eliminated from U.S. Segment Underlying Pretax Income.

(2) MCBC’s net investment in MillerCoors is based on the carrying values of the net assets it contributed to the joint venture. MCBC’s investment basis in MillerCoors is less than our underlying equity (42%) in the total net assets of
MillerCoors (contributed by both Coors and Miller) by approximately $307 million. This amount is being amortized over a period of time represented primarily by the remaining useful lives of long-lived assets giving rise to the difference.

(3) The net adjustment is to record all stock-based compensation associated with pre-existing equity awards to be settled in
MCBC Class B common stock held by former CBC employees now employed by MillerCoors, as well as to eliminate all stock-based compensation impacts related to pre-existing SABMiller equity awards held by Miller employees now employed by MillerCoors.

(4) MillerCoors Q3 2008 Special Items of $22.6 million, multiplied by MCBC's proportionate share of MillerCoors at 42%, equals $9.5 million.
(5) Included in Equity Income in MillerCoors but excluded from U.S. Segment Underlying Pretax Income. This adjustment represents the fair value mark to market component of MCBC share-based compensation held by employees of
MillerCoors.

Molson Coors Brewing Company

†       MillerCoors, a U.S. joint venture of Molson Coors Brewing Company and SABMiller plc, was launched on
July 1, 2008.  MillerCoors is 42 percent owned by Molson Coors, and is accounted for on an equity basis.  Molson Coors’ interest in MillerCoors’ results, along with certain adjustments under U.S. GAAP, are reflected in “Equity Investment Income in MillerCoors.”  Historical period results have not been reclassified to conform to this presentation, so year-over-year comparisons of consolidated and U.S. segment volume, net sales, cost of goods sold, and marketing, general and administrative results are less meaningful.  For comparability, the parent companies of MillerCoors have provided a full income statement for third quarter 2008, along with pro forma results for the prior year period.  This release also includes reconciliation from MillerCoors Net Income to Molson Coors Brewing Company Equity Investment Income in MillerCoors and Non-GAAP U.S. Segment Underlying Pretax Income.

United Kingdom Business

The U.K. business reported underlying pretax income of $30.7 million in the third quarter, a 19.0 percent increase over the same quarter last year.  This increase was driven by the benefit of supplier contract negotiations this year and a $4.8 million reduction in pension expense due to cycling a one-time increase in pension expense last year.  Third quarter operating results also benefited from the Company’s 7th consecutive quarter of year-over-year pricing growth, the introduction of draught Magners cider, continuing cost reductions and profits from a new contract brewing arrangement.  Challenges in the quarter included lower sales volume and higher commodity and energy costs. A seven percent decline in the value of the British pound versus the U.S. dollar reduced underlying pretax income by approximately $3 million.

The U.K. business and its leading brand, Carling, gained market share in both the on- and off-premise channels during the quarter in an industry that continues to suffer from poor weather, smoking bans and a weakening general economy.  U.K. owned-brand volume decreased 3.1 percent during the quarter, while the beer industry declined more than 7 percent, driven by declines in the on- and off-premise channels.

In local currency, comparable U.K. net sales per barrel of owned products increased 2.5 percent, due to higher pricing in both the on-premise and off-premise channels and positive brand mix, including growth in draught Magners Cider.

Comparable cost of goods sold per barrel for owned brands increased 7.7 percent in local currency in the third quarter, due primarily to higher energy and materials cost inflation.  Comparable costs exclude a $6 million benefit from changes to supplier contracts related to the first half of 2008, as well as the benefit of cycling one-time pension expense in 2007.  Marketing, general and administrative expense decreased 5.1 percent in local currency due to management actions to lower costs and the cycling of one-time pension expense.

Molson Coors Brewing Company

Global Markets and Corporate

Marketing, general and administrative expenses for Global Markets and Corporate decreased 13.1 percent to $31.9 million in the third quarter 2008, which includes $20.5 million in Corporate general and administrative expenses.  Net interest expense was $24.4 million in the third quarter 2008, a decrease of $2.7 million compared to a year ago.  The underlying pretax loss for Global Markets and Corporate was $49.7 million, an 11.9 percent improvement versus the third quarter of 2007.
Corporate Other Income results include a one-time net gain of $13.6 million related to the cash-settled total return swap the Company arranged with respect to Foster’s common stock.

Corporate Other results also include a one-time $3.6 million charge to establish a reserve for environmental site remediation of chemical businesses sold by Molson Inc. 12 years ago.  This one-time charge and the cash-settled total return swap gain are excluded from the Company’s underlying earnings, as described below.

 Special and Other One-Time Items

During the third quarter 2008, the Company reported net special charges of $24.8 million, including $10.0 million of joint venture readiness and deal costs, $6.1 million in corporate project expenses, $5.2 million in transitional costs related to an outsourcing contract, U.K. restructuring charges of $2.6 million, a $1.9 million impairment charges related to the transfer of production of a U.S. brand from Canada to the U.S. brewing network, offset in part by a $2.7 million gain on the sale of a non-core business in the U.K.

During the third quarter 2008, MillerCoors reported net special, or exceptional, items of $22.6 million related to one-time integration costs.  These costs will enable MillerCoors to capture organizational synergies as part of its stated $500 million three-year synergy savings plan.  The third quarter 2007 pro forma results include special items of $2.8 million, relating to a one-time charge for supply chain restructuring in the legacy Coors organization.

Discontinued Operations

The Company reports results for its former Brazilian unit, Cervejarias Kaiser (“Kaiser”), as discontinued operations.  The Company reported a gain of $3.2 million from discontinued operations during the quarter due to a net increase in reserve values, more than offset by the favorable impact of foreign exchange movements on the indemnity estimates related to the Brazil Kaiser business.

Molson Coors Brewing Company

2008 Third Quarter Earnings Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at noon Eastern Time today to discuss the Company’s 2008 third quarter results.  The Company will provide a live webcast of the earnings call.

Approximately two hours after the conclusion of the earnings call, the Company also will host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts at 3:00 p.m. Eastern Time.  Both webcasts will be accessible via the Company’s website, www.molsoncoors.com.  Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on February 9, 2009.

Reconciliations to Nearest U.S. GAAP Measures

Molson Coors Brewing Company

Table 3:  2008 Third Quarter Underlying After-Tax Income
(After-Tax Income From Continuing Operations, Excluding Special and Other One-time Items)
(Note: Some numbers may not sum due to rounding.)

(In millions of $US, except per share data)		2008 3rd Q	2007 3rd Q

U.S. GAAP: After-tax income from continuing operations:		$170.0	$135.1
	Per diluted share:	$0.92	$0.74
Add back: Pretax special items - net		24.8	55.3
Add back: Loss on environmental liability reserve (1)		3.6	-
Add back: MillerCoors variable share-based compensation (2)		3.9	-
Add back: Debt extinguishment costs		-	24.5
Add back: Proportionate share of MillerCoors pretax special items - net (2)		9.5	-
Add back: Tax effects related to special and other one-time items		9.4	-

Minus: Gain related to the cash-settled total return swap (1)		(13.6)	-
Minus: Impact of MillerCoors accounting policy elections (2)		(31.8)	-
Minus: Tax effects related to special and other one-time items		-	(41.7)

Non-GAAP: Underlying after-tax income:		$175.8	$173.2
	Per diluted share:	$0.95	$0.95
Notes:
(1) Included in Other Income (Expense)
(2) Included in Equity Income in MillerCoors, but excluded from Non-GAAP Underlying Pretax Income

Molson Coors Brewing Company

Table 4:  2008 Third Quarter Underlying Pretax Income
(Pretax Income From Continuing Operations, Excluding Special and Other One-time Items)
(Note: Some numbers may not sum due to rounding.)

(In millions of $US)	Business				Total
	Canada	U.S.	U.K.	Global Markets and Corporate	Consolidated
U.S. GAAP: 2008 3rd Q pretax income (loss) from continuing operations – reported	$148.0	$110.5	$30.5	$(61.3)	$227.7

Add back: Pretax special items - net	3.0	-	0.2	21.6	24.8
Add back: Loss on environmental liability reserve (1)	-	-	-	3.6	3.6
Add back: MillerCoors variable share-based compensation (2)	-	3.9	-	-	3.9
Add back: Proportionate share of MillerCoors pretax special items - net (2)	-	9.5	-	-	9.5

Minus: Gain related to the cash-settled total return swap (1)	-	-	-	(13.6)	(13.6)
Minus: Impact of MillerCoors accounting policy elections (2)	-	(31.8)	-	-	(31.8)

Non-GAAP: 2008 3rd Q underlying pretax income (loss)	$151.0	$92.1	$30.7	$(49.7)	$224.1

Percent change 2008 3rd Q vs. 2007 3rd Q underlying pretax income (loss)	-8.1%	13.7%	19.0%	-11.9%	4.4%

U.S. GAAP: 2007 3rd Q pretax income (loss) from continuing operations	$121.1	$78.2	$18.5	$(82.9)	$134.9

Add back: Pretax special items – net	43.2	2.8	7.3	2.0	55.3
Add back: Debt extinguishment costs	-	-	-	24.5	24.5
Non-GAAP: 2007 3rd Q underlying pretax income (loss)	$164.3	$81.0	$25.8	$(56.4)	$214.7

Notes:
(1) Included in Other Income (Expense)
(2) Included in Equity Income in MillerCoors, but excluded from Non-GAAP Underlying Pretax Income

Molson Coors Brewing Company

MillerCoors LLC
Table 5:  2008 Third Quarter Underlying Net Income
(Net Income, Excluding Special Items)
(Note: Some numbers may not sum due to rounding.)

	Three Months Ended
(In millions of US $)	September 30, 2008	September 30, 2007
		Adjusted Pro Forma (1)
U.S. GAAP: Net Income	$168.2	$146.0

Add back: Special Items, net	22.6	2.8

Non-GAAP: Underlying Net Income	$190.8	$148.8

(1) The adjusted pro forma net income excludes the benefit of a $16.8 million settlement received from the Ball Corporation which related to the periods prior to the quarter ended September 30, 2007.

Pretax and After-Tax Underlying Income should be viewed as a supplement to — not a substitute for — our results of operations presented on the basis of accounting principles generally accepted in the United States.  We believe that Underlying Income performance is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.  Our management uses Underlying Income as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the federal securities laws, and language indicating trends, such as “trend improvements,” “progress,” “anticipated,” “expected,” “improving sales trends” and “on track.” It also includes financial information, of which, as of the date of this press release, the Company’s independent auditors have not completed their review.   Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; failure to realize the anticipated cost savings and other benefits from MillerCoors; failure to realize anticipated results from synergy initiatives; and increases in costs generally.  All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(VOLUMES IN THOUSANDS, DOLLARS IN MILLIONS AND PER SHARE AMOUNTS IN WHOLE DOLLARS)
(UNAUDITED)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Thirty Nine Weeks Ended	Thirty Nine Weeks Ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007

Volume in barrels	4,669	11,141	25,453	31,332

Sales	$1,373.8	$2,257.2	$5,549.5	$6,152.5
Excise taxes	(452.7)	(571.8)	(1,514.3)	(1,562.2)
Net Sales	921.1	1,685.4	4,035.2	4,590.3
Cost of goods sold	(524.4)	(987.3)	(2,392.9)	(2,724.4)
Gross profit	396.7	698.1	1,642.3	1,865.9
Marketing, general and administrative expenses	(236.8)	(461.1)	(1,136.6)	(1,314.8)
Special items, net	(24.8)	(55.3)	(136.1)	(88.9)
Equity income in MillerCoors	106.5	-	106.5	-
Operating income	241.6	181.7	476.1	462.2
Interest expense, net	(21.6)	(24.2)	(68.6)	(75.5)
Debt extinguishment costs	-	(24.5)	(12.4)	(24.5)
Other income, net	7.7	1.9	6.4	18.1
Income from continuing operations before income taxes and minority interests	227.7	134.9	401.5	380.3
Income tax (expense) benefit	(57.0)	5.7	(80.5)	(28.0)
Income from continuing operations before minority interests	170.7	140.6	321.0	352.3
Minority interests in net income of consolidated entities	(0.7)	(5.5)	(11.6)	(13.6)
Income from continuing operations	170.0	135.1	309.4	338.7
Gain (loss) from discontinued operations, net of tax	3.2	(0.4)	(18.1)	(14.7)
Net income	$173.2	$134.7	$291.3	$324.0

Basic income (loss) per share:
From continuing operations	$0.93	$0.75	$1.70	$1.90
From discontinued operations	0.02	-	(0.10)	(0.08)
Basic net income per share	$0.95	$0.75	$1.60	$1.82
Diluted income (loss) per share:
From continuing operations	$0.92	$0.74	$1.67	$1.87
From discontinued operations	0.02	-	(0.10)	(0.08)
Diluted net income per share	$0.94	$0.74	$1.57	$1.79

Weighted average shares - basic	183.5	179.4	182.3	178.2
Weighted average shares - diluted	185.7	181.7	185.5	180.8

Dividends per share	$0.20	$0.16	$0.56	$0.48

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CANADA SEGMENT RESULTS OF OPERATIONS
(VOLUMES IN THOUSANDS, DOLLARS IN MILLIONS)
(UNAUDITED)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Thirty Nine Weeks Ended	Thirty Nine Weeks Ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007

Volume in barrels	2,149	2,206	5,764	6,001

Sales	$706.9	$704.7	$1,902.2	$1,829.1
Excise taxes	(165.2)	(158.5)	(444.2)	(410.6)
Net sales	541.7	546.2	1,458.0	1,418.5
Cost of goods sold	(278.5)	(263.6)	(753.2)	(728.1)
Gross profit	263.2	282.6	704.8	690.4
Marketing, general and administrative expenses	(110.9)	(119.7)	(334.7)	(336.4)
Special items, net	(3.0)	(43.2)	(4.9)	(71.4)
Operating income	149.3	119.7	365.2	282.6
Other (expense) income, net	(1.3)	1.4	(0.5)	18.5
Earnings before income taxes and minority interests	$148.0	$121.1	$364.7	$301.1

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
UNITED STATES SEGMENT RESULTS OF OPERATIONS
(VOLUMES IN THOUSANDS, DOLLARS IN MILLIONS)
(UNAUDITED)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Thirty Nine Weeks Ended	Thirty Nine Weeks Ended
	September 28, 2008 (1)	September 30, 2007	September 28, 2008 (1)	September 30, 2007

Volume in barrels	98	6,432	12,693	18,184

Sales	$14.7	$854.4	$1,736.4	$2,410.5
Excise taxes	(1.8)	(117.6)	(231.6)	(330.4)
Net sales	12.9	736.8	1,504.8	2,080.1
Cost of goods sold	(7.7)	(455.1)	(915.1)	(1,273.9)
Gross profit	5.2	281.7	589.7	806.2
Marketing, general and administrative expenses	(1.2)	(200.7)	(413.3)	(582.4)
Special items, net	-	(2.8)	(69.3)	(2.8)
Equity income in MillerCoors	106.5	-	106.5	-
Operating income	110.5	78.2	213.6	221.0
Other income, net	-	-	2.3	0.9
Earnings before income taxes and minority interests	$110.5	$78.2	$215.9	$221.9

(1) Reflects the formation of MillerCoors on July 1, 2008. Prior periods reflect results of the Company's pre-existing U.S. operations.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
UNITED KINGDOM SEGMENT RESULTS OF OPERATIONS
(VOLUMES IN THOUSANDS, DOLLARS IN MILLIONS)
(UNAUDITED)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Thirty Nine Weeks Ended	Thirty Nine Weeks Ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007

Volume in barrels	2,321	2,396	6,727	6,846

Sales	$632.4	$677.1	$1,859.8	$1,858.6
Excise taxes	(283.6)	(293.7)	(833.5)	(816.4)
Net sales	348.8	383.4	1,026.3	1,042.2
Cost of goods sold	(227.9)	(257.2)	(698.4)	(693.9)
Gross profit	120.9	126.2	327.9	348.3
Marketing, general and administrative expenses	(92.8)	(104.0)	(284.1)	(292.4)
Special items, net	(0.2)	(7.3)	(5.4)	(12.7)
Operating income	27.9	14.9	38.4	43.2
Interest income, net	2.8	2.9	8.5	8.6
Other (expense) income, net	(0.2)	0.7	(2.0)	(0.9)
Earnings before income taxes and minority interests	$30.5	$18.5	$44.9	$50.9

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
GLOBAL MARKETS AND CORPORATE RESULTS OF OPERATIONS
(VOLUMES IN THOUSANDS, DOLLARS IN MILLIONS)
(UNAUDITED)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Thirty Nine Weeks Ended	Thirty Nine Weeks Ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007

Volume in barrels	101	107	269	301

Net sales	$17.7	$19.0	$46.1	$49.5
Cost of goods sold	(10.3)	(11.4)	(26.2)	(28.5)
Gross profit	7.4	7.6	19.9	21.0
Marketing, general and administrative expenses	(31.9)	(36.7)	(104.5)	(103.6)
Special items, net	(21.6)	(2.0)	(56.5)	(2.0)
Operating loss	(46.1)	(31.1)	(141.1)	(84.6)
Interest expense, net	(24.4)	(27.1)	(77.1)	(84.1)
Debt extinguishment costs	-	(24.5)	(12.4)	(24.5)
Other income (expense), net	9.2	(0.2)	6.6	(0.4)
Loss before income taxes	$(61.3)	$(82.9)	$(224.0)	$(193.6)

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN MILLIONS)
(UNAUDITED)

	As of
	September 28, 2008	December 30, 2007
Assets

Cash and cash equivalents	$334.5	$377.0
Receivables, net	708.0	871.1
Total inventories, net	231.4	369.6
Other, net	90.5	159.1
Total current assets	1,364.4	1,776.8

Properties, net	1,550.4	2,696.2
Goodwill and intangible assets, net	6,263.6	8,385.9
Investment in MillerCoors	2,698.0	-
Other	443.7	592.7
Total assets	$12,320.1	$13,451.6

Liabilities and stockholders' equity

Accounts payable	$261.1	$380.7
Accrued expenses and other	1,061.7	1,350.5
Short-term borrowings and current portion of long-term debt	0.6	4.3
Total current liabilities	1,323.4	1,735.5

Long-term debt	1,994.2	2,260.6
Pension and post-retirement benefits	400.9	677.8
Other	1,453.2	1,584.4
Total liabilities	5,171.7	6,258.3

Minority interests	8.9	43.8

Total stockholders' equity	7,139.5	7,149.5
Total liabilities and stockholders' equity	$12,320.1	$13,451.6

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN MILLIONS)
(UNAUDITED)

	Thirty Nine Weeks Ended
	September 28, 2008	September 30, 2007

Cash flows from operating activities:
Net income	$291.3	$324.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	224.4	254.9
Equity income in MillerCoors	(106.5)	-
Distributions from MillerCoors	58.8	-
Change in working capital and other, net	(72.4)	(250.3)
Net cash provided by operating activities	395.6	328.6

Cash flows from investing activities:
Additions to properties and intangible assets	(176.5)	(329.4)
Proceeds from sales of assets and businesses, net	35.7	35.6
Investment in and return of capital in MillerCoors	(78.8)	-
Other, net	4.6	(24.5)
Net cash used in investing activities	(215.0)	(318.3)

Cash flows from financing activities:
Exercise of stock options under equity compensation plans	51.6	179.3
Dividends paid	(122.5)	(99.1)
Net borrowings of debt	(163.2)	(25.3)
Other	14.1	(26.0)
Net cash (used in) provided by financing activities	(220.0)	28.9

Cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(39.4)	39.2
Effect of foreign exchange rate changes on cash and cash equivalents
Balance at beginning of year	377.0	182.2
Balance at end of period	$334.5	$231.3

MILLERCOORS LLC (1)
RESULTS OF OPERATIONS
(VOLUMES IN THOUSANDS, DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended
	September 30, 2008	September 30, 2007
	Actual	Adjusted Pro Forma (2)

Volume in barrels	18,646	18,808

Sales	$2,293.4	$2,249.9
Excise taxes	(343.7)	(341.2)
Net sales	1,949.7	1,908.7
Cost of goods sold	(1,236.9)	(1,181.8)
Gross profit	712.8	726.9
Marketing, general and administrative expenses	(519.1)	(571.0)
Special items, net	(22.6)	(2.8)
Operating income	171.1	153.1
Other income (expense), net	2.3	(1.5)
Income from continuing operations before income taxes and minority interests	173.4	151.6
Income tax expense	(1.9)	-
Income from continuing operations before minority interests	171.5	151.6
Minority interests	(3.3)	(5.6)
Net Income	$168.2	$146.0

(1) The economic ownership of MillerCoors LLC is 58% held by SABMiller and 42% held by Molson Coors Brewing
Company. See Table 2 in the release for a reconciliation from MillerCoors net income to Molson Coors equity income in
MillerCoors.

(2) The adjusted pro forma net income excludes the benefit of a $16.8 million settlement received from Ball Corporation which related to the periods prior to the quarter ended September 30, 2007.